EXHIBIT 99.1
Press release dated May 13, 2009

GEOGLOBAL ANNOUNCES EXPANSION OF BOARD AND ELECTION OF NEW DIRECTOR; INDEPENDENT DIRECTOR COMPENSATION POLICY ADOPTED

Calgary, Alberta, Canada, May 13, 2009 - GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE AMEX: GGR) announces that on May 11, 2009, it expanded its Board of Directors to seven persons and the election of Mr. David D. Conklin, LL.M to its Board of Directors.  Mr. Conklin received his LL.M from Columbia University in New York City focusing on capital markets, corporate finance and governance issues and was admitted to the Law Society of Upper Canada in 1993 and to the New York State Bar in 2007.

Mr. Conklin currently serves as counsel at Goodmans LLP, a law firm in Toronto, Ontario, Canada and specializes in commercial litigation with an emphasis on corporate governance and business valuation.  Before joining Goodmans LLP in 2007, Mr. Conklin practised for one year with Bernstein Litowitz Berger & Grossman LLP, a securities and class action firm in New York.  Prior thereto he was a partner and senior litigator at Lerners LLP, a leading Toronto litigation law firm.

Mr. Conklin has extensive experience appearing before all levels of civil courts in Ontario litigating commercial disputes involving shareholder and partnership disputes, oppression claims, breach of confidentiality and other fiduciary duties, secured and unsecured creditor claims, professional negligence claims and other related business law issues.  He represents shareholders, boards of directors and entrepreneurs of both private and public companies.

Mr. Conklin is currently an Executive in Residence at the Schulich School of Business, York University where he teaches courses in the MBA and EMBA programs on Corporate Governance Mergers and Acquisitions.  Throughout his career, Mr. Conklin has taught a variety of legal and business courses including trial advocacy at the University Of Toronto Faculty Of Law and the Advocates' Society.

Mr. Conklin has been working closely with the Company as a Special Advisor since September 2007 assisting in negotiating a possible resolution to the Company’s carried interest dispute with GPSC.

“We’re excited to have David join our team and look forward to the wealth of knowledge he brings to the table in the areas of corporate governance” stated Jean P. Roy, President and CEO of GeoGlobal.

Also on May 11, 2009, the Company’s Board of Directors adopted an Independent Director Compensation Policy.  Under the Policy, commencing as of May 11, 2009, each Independent Director of the Company, as such term is defined under the NYSE AMEX Company Guide, will receive an annual retainer of $24,000, payable in monthly installments, and the Chairperson of the Company’s Audit Committee will receive an additional annual retainer of $6,000, payable in monthly installments.  In addition such Directors will be reimbursed for their reasonable out of pocket expenses in attending meetings and will be entitled to be paid additional compensation for any additional or special services they may provide.,  This compensation is in addition to the automatic annual and other grants of options under the provisions of the Company’s 2008 Stock Incentive Program.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Ashleigh Meyer, Account Executive
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x266 Fax: +1 416 815-0080 Email: ameyer@equicomgroup.com